UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2011

MELA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 South Buckhout Street, Suite 1 Irvington, New York		10533
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (914) 591-3783

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

MELA Sciences, Inc. (the “Company”) is reporting a change in directors to reflect, in part, the addition of persons at the Board level who have experience in international sales and marketing, investor relations and strategic planning as the Company transitions to commercialization of its MelaFind® product.

(b) On December 8, 2011, Sidney Braginsky, Breaux Castleman, George Chryssis and Gerald Wagner notified the Company of their resignation from the Company’s Board of Directors, effective immediately. The Company’s Board of Directors at that time, including all disinterested directors, authorized the issuance to each of Messrs. Braginsky, Castleman, Chryssis and Wagner of 10,000 shares of the Company’s common stock in connection with their assistance in the appointment of new directors to the Company’s Board and in recognition of their years of service and past contributions to the Company. The Company’s Board, as reconstituted after the new board appointments referenced elsewhere herein, ratified, affirmed and adopted such action.

(d) Also on December 8, 2011, the Company’s Board of Directors appointed Robert Coradini, Mark Fabiani, John Goddard, James Noble and David Stone, to fill two existing vacancies on the Board of Directors and three of the vacancies resulting from the aforementioned resignations, to serve on the Company’s Board of Directors until the next annual meeting of stockholders, or until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

Each of the newly appointed directors was determined by the Board of Directors to be an “independent director” and John Goddard, James Noble and David Stone were each determined by the Board of Directors to meet the requirements of an Audit Committee member, all in accordance with the rules of the NASDAQ Stock Market.

Robert Coradini will serve as the Chairman of the Company’s Nominating Committee and will also serve on the Compensation Committee. Mr. Coradini is the former President of several Johnson & Johnson Companies, including Cordis Endovascular, LifeScan and Cardiovations, President of New Ventures for J&J Consumer Group, and head of business development for J&J Medical Device & Diagnostics Group. Mr. Coradini was also responsible for OrthoNeutrogena and Colbar LifeSciences for J&J. Prior to J&J, Mr. Coradini was with General Electric for ten years, seven of which were with GE Medical Systems, a leader in diagnostic imaging. Mr. Coradini currently serves on the Board of Directors of WaferGen BioSystems and is Chairman of its Nominating and Governance Committee.

Mark Fabiani will serve on the Company’s Nominating Committee. Mr. Fabiani was a former Special Counsel to President Clinton, and was Deputy Campaign Manager for Vice President Al Gore, and Deputy Assistant Attorney General at the Justice Department. Mr. Fabiani is Principal of Fabiani and Lehane, a specialty communications and advisory firm.

John Goddard will serve on the Company’s Audit and Compensation Committees. Mr. Goddard is the former Chief Financial Officer of AstraZeneca’s US operations and Head of Strategic Planning and Business Development of AstraZeneca PLC. Mr. Goddard currently serves on the Board of Directors of Optos PLC and is a member of its Audit Committee, as well as a non-executive director of an Indian company, Intas Pharmaceuticals Limited.

James Noble will serve on the Company’s Audit Committee. Mr. Noble is the former Chief Financial Officer of British Biotech and currently CEO of Immunocore, a UK-based biotech company, and CEO of Adaptimmune Ltd. Mr. Noble is currently on the Boards of Directors of GW Pharmaceuticals, and 3D Diagnostics Imaging.

David Stone has been appointed as the Lead Independent Director of the Board of Directors and will serve on the Company’s Audit Committee. Mr. Stone is the Founder and Managing Director of Liberty Tree Advisors, LLC, a former Managing Director of Research at Cowen & Company and former Managing Director and Partner at Flagship Ventures. Mr. Stone is currently on the Boards of Directors of PAKA Pulmonary Pharmaceuticals and Seahorse Bioscience and was previously a director of Hypnion, Morphotek and Oscient Pharmaceuticals.

In connection with Mr. Castleman’s resignation, the Board of Directors appointed Dr. Joseph Gulfo, the Company’s Chief Executive Officer and current director, to replace Mr. Castleman as the Chairman of the Board of Directors and instituted the role of Lead Independent Director of the Board of Directors, appointing David Stone to serve in such capacity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA Sciences, Inc.

Date: December 12, 2011	By:	/s/ Joseph V. Gulfo
Joseph V. Gulfo Chief Executive Officer